Exhibit 5.2

601 Lexington Avenue

New York, New York 10022

(212) 446-4800	Facsimile: (212) 446-4900

www.kirkland.com

June 13, 2013

Tronox Finance LLC

One Stamford Plaza

263 Tresser Boulevard, Suite 1100

Stamford, Connecticut 06901

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel to Tronox Finance LLC, a Delaware limited liability company (the “Issuer”), and each of the guarantors listed on Schedule A hereto (the “Guarantors” and each a “Guarantor” and together with the Issuer, the “Registrants”). This opinion letter is being delivered in connection with the proposed registration by the Issuer of $900,000,000 in aggregate principal amount of the Issuer’s 6.375% Senior Notes due 2020 (the “Exchange Notes”), to be guaranteed (the “Guarantees”) by the Guarantors, pursuant to a Registration Statement on Form S-4 originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Indenture with respect to the Issuer’s 6.375% Senior Notes due 2020 issued on August 20, 2012 (the “Old Notes”) dated as of August 20, 2012, as amended, supplemented or modified prior to the date hereof (the “Indenture”) by and among the Issuer, the Guarantors and Wilmington Trust, National Association, as trustee. The Exchange Notes are to be issued in exchange for and in replacement of the Old Notes, of which $900,000,000 in aggregate principal amount is outstanding and is subject to the exchange offer pursuant to the Registration Statement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificates of incorporation, certificates of formation, bylaws and operating agreements of the Issuer and the Guarantors, as applicable, (ii) resolutions of the boards of directors or similar bodies of each of the Issuer and the Guarantors with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, (iv) the Registration Statement, (v) the Registration Rights Agreement, dated as of August 20, 2012, by and among the Issuer, the Guarantors and Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC and UBS Securities, LLC, as representatives of the Initial Purchasers defined therein, (vi) forms of the Exchange Notes and the notations of Guarantee.

Chicago            Hong Kong            London            Los Angeles            Munich            Palo Alto            San Francisco            Shanghai             Washington, D.C.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer and the Guarantors, and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer and the Guarantors. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and the Guarantors.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the notations of Guarantee have been duly authorized, executed and authenticated in accordance with the provisions of the Indenture and duly delivered to holders of the Old Notes in exchange for the Old Notes and the guarantees related thereto, the Exchange Notes will be validly issued under the Indenture and binding obligations of the Issuer and the notations of Guarantee will be validly issued under the Indenture and binding obligations of the Guarantors.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware (together, the “Specified Laws”) and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We are not qualified to practice law in the State of Delaware and our opinions herein regarding Delaware law are limited solely to our review of provisions of the General Corporation Law and the Limited

Liability Company Act of the State of Delaware, which we consider normally applicable to transactions of this type, without our having made any special investigation as to the applicability of another statute, law, rule or regulation. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

For the purpose of our opinion expressed above, we have assumed (i) that the Indenture and notations of Guarantee have been duly authorized by the Guarantors organized in jurisdictions other than the State of Delaware and (ii) to the extent execution and delivery are governed by laws other than the Specified Laws, that the Indenture and notations of Guarantee have been duly executed and delivered.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture, the Exchange Notes, and the notations of Guarantee and the performance by the Issuer and the Guarantors of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any Registrant is bound.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Yours very truly,

/s/ Kirkland & Ellis LLP KIRKLAND & ELLIS LLP

Schedule A

Guarantors	Jurisdiction of Organization
Tronox Incorporated	Delaware
Tronox LLC	Delaware
Tronox US Holdings Inc.	Delaware
Tronox Australia Holdings Pty Limited	Western Australia, Australia
Tronox Australia Pigments Holdings Pty Limited	Western Australia, Australia
Tronox Global Holdings Pty Limited	Western Australia, Australia
Tronox Limited	Western Australia, Australia
Tronox Pigments Australia Holdings Pty Limited	Western Australia, Australia
Tronox Pigments Australia Pty Limited	Western Australia, Australia
Tronox Pigments Western Australia Pty Limited	Western Australia, Australia
Tronox Pigments LLC	Western Australia, Australia
Tronox Sands Holdings Pty Limited	Western Australia, Australia
Tronox Western Australia Pty Ltd	Western Australia, Australia
Tronox Worldwide Pty Limited	Western Australia, Australia
Tronox Holdings (Australia) Pty Limited	Western Australia, Australia
Tronox Investments (Australia) Pty Ltd	Western Australia, Australia
Tronox Australia Sands Pty Ltd	Western Australia, Australia
Ticor Resources Pty Ltd	Western, Australia, Australia
Ticor Finance (A.C.T.) Pty Ltd	Western Australia, Australia
Tronox Sands Holdings Pty Limited	Western Australia, Australia
TiO2 Corporation Pty Ltd	Western Australia, Australia
Yalgoo Minerals Pty. Ltd.	Australia
Tific Pty. Ltd.	Australia
Synthetic Rutile Holdings Pty Ltd	Australia
Senbar Holdings Pty Ltd	Australia
Pigment Holdings Pty Ltd	Australia
Tronox Mineral Sales Pty Ltd	Australia
Tronox Management Pty Ltd	Australia
Tronox International Finance LLP	United Kingdom
Tronox Pigments Ltd.	Bahama Islands
Tronox Holdings Europe C.V.	The Netherlands
Tronox Holdings Coöperatief U.A.	The Netherlands

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